Exhibit 99.1
NEWS RELEASE

ITC ADMINISTRATIVE JUDGE ISSUES INITIAL DETERMINATION IN RAMBUS MATTER

Finds no violation by Respondents of Section 337

SUNNYVALE, CALIFORNIA – March 2, 2012 - Rambus Inc. (Nasdaq:RMBS), one of the world's premier technology licensing companies, today announced it received notice that the Administrative Law Judge (ALJ) for its U.S. International Trade Commission (ITC) action against LSI Logic, MediaTek, ST Microelectronics and other Respondents has issued an Initial Determination.  According to the notice, ALJ Theodore R. Essex found there to be no violation of Section 337 of the Tariff Act of 1930 for the patents in question. The action is Investigation Number 337-TA-753.

Rambus may request a full Commission review of the ALJ’s Initial Determination. If the Commission grants a petition for review, it may affirm, modify, reverse, set aside, or remand all or part of the ALJ’s decision in developing the ITC’s final determination.

“We have yet to receive the decision, but are disappointed with the initial determination of no violation,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “We believe in the strength of our portfolio and remain committed to protecting our patented inventions from unlicensed use.”

In an earlier investigation, 337-TA-661, this same ALJ found that three Rambus patents also asserted in this investigation were valid, enforceable, and infringed by NVIDIA Corp. That determination was affirmed by the full Commission before NVIDIA and Rambus signed a patent license agreement.

History of the case: On December 1, 2010, Rambus filed a complaint with the ITC requesting an investigation pertaining to certain Respondent products. The complaint sought an exclusion order barring the importation, sale for importation, and sale after importation of products that infringe a number of Rambus patents from the Dally and Barth families. For the Dally patents, the accused semiconductor products from the aforementioned companies include ones that incorporate PCI Express, certain Serial ATA, certain Serial Attached SCSI (SAS), and DisplayPort interfaces. In the case of the Barth patents, the accused semiconductor products include ones that incorporate DDR, DDR2, DDR3, mobile DDR, LPDDR, LPDDR2, and GDDR3 memory controllers.  Accused semiconductor products in the complaint include graphics processors, media processors, communications processors, chip sets and other logic integrated circuits (ICs). Since the investigation was instituted, Rambus has signed patent license agreements with former Respondents Broadcom, Freescale, and NVIDIA.

About Rambus Inc.
Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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Press contacts:
Linda Ashmore
Rambus Inc.
(408) 462-8411
lashmore@rambus.com